Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP REPORTS SECOND QUARTER RESULTS

Wayne, PA – October 29, 2004 – Triumph Group, Inc. (NYSE:TGI) announced today that for the second quarter of fiscal 2005, the company delivered strong revenue growth across its core business segments, reflecting a strengthening aerospace market.

Net sales from continuing operations for the second quarter of fiscal 2005 totaled $170.0 million, a seventeen percent increase over last year’s second quarter sales of $145.1 million.  Income from continuing operations for the quarter was $4.9 million, or $0.31 per diluted common share, compared to $7.9 million, or $0.50 per diluted common share, for the same period last year.  Net income was $5.7 million, or $0.36 per diluted common share, versus $7.3 million, or $0.46 per diluted common share, last year.  During the quarter, the company generated $9.4 million of cash flow from operating activities.

Net sales from continuing operations for the first six months of fiscal 2005 were $335.3 million, a seventeen percent increase over the $285.7 million last year.  Income from continuing operations in the first six months of fiscal 2005 was $7.0 million, or $0.44 per diluted common share, compared to $15.6 million, or $0.98 per diluted common share, for the same period in fiscal 2004.  Net income was $8.5 million, or $0.54 per diluted common share, compared to net income of $14.4 million, or $0.90 per diluted common share, in the prior year period.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “As we near the completion of the reorganization that was initiated at the beginning of this fiscal year, we have finalized the realignment of our operations and the organizational structure that will be used to manage our business.  This realignment is reflected in a change to reporting our results by operating segments.  The Aerospace Systems segment includes the operations that manufacture proprietary and build to print products for the global aerospace OEM market.   The Aftermarket Services segment consists of the businesses which focus on the maintenance, repair and overhaul services we provide on a global basis to both commercial and military markets on components and accessories manufactured by third parties.”

-More-

The Aerospace Systems segment reported net sales for the quarter of $122.1 million, a twenty-three percent increase over the prior year quarter’s sales of $98.9 million.  Operating income for the current quarter increased twenty-six percent to $14.6 million, compared to $11.6 million in the prior year period.

The Aftermarket Services segment reported net sales for the quarter of $42.4 million, compared to $35.2 million in the prior year period, a twenty percent increase.  Operating income for the second quarter of fiscal 2005 was $2.3 million, compared to $3.9 million for the prior year, a forty-one percent decrease.

In the Other segment, which is primarily comprised of activities related to the industrial gas turbine markets, net sales for the quarter decreased thirty-nine percent to $7.5 million, compared to $12.2 million in the prior year period.  The segment incurred an operating loss in the current quarter of $3.8 million, compared to an operating loss of $0.4 million in the prior year period.

Mr. Ill said, “ After reviewing our strategic alternatives, we have decided to exit the IGT business, which will involve the previously announced plant closure of our Phoenix Manufacturing Division and plans to divest, phase out or consolidate the remaining operations by the end of the calendar year. We anticipate that the costs associated with these actions will fall within the previously announced range of up to $4.0 million.”

Commenting on the outlook for the year, Mr. Ill stated, “ We are pleased to see a rebound in our commercial aerospace markets and are encouraged by the strong revenue growth across all of our core businesses.  As we complete our plan to focus on our core aerospace operations, we believe that the strength of our position in the markets we serve will enable us to capitalize on our market share gains as the aerospace industry continues its recovery.”

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and industrial gas turbine components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of aircraft and aircraft components as well as commercial, military and air cargo customers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2004.

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

CONDENSED STATEMENTS OF INCOME

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003

Net Sales	$169,980	$145,116	$335,333	$285,745

Operating Income	9,880	12,103	16,327	26,776

Interest Expense and Other	3,210	2,942	6,467	5,775
Income Tax Expense	1,775	1,245	2,860	5,448

Income from Continuing Operations	4,895	7,916	7,000	15,553
Income (Loss) from Discontinued Operations	777	(627)	1,531	(1,184)

Net Income	$5,672	$7,289	$8,531	$14,369

Earnings Per Share - Basic:

Income from Continuing Operations	$0.31	$0.50	$0.44	$0.98
Income (Loss) from Discontinued Operations	$0.05	$(0.04)	$0.10	$(0.07)
Net Income	$0.36	$0.46	$0.54	$0.91

Weighted average common shares outstanding - Basic	15,868	15,836	15,864	15,836

Earnings Per Share - Diluted:

Income from Continuing Operations	$0.31	$0.50	$0.44	$0.98
Income (Loss) from Discontinued Operations	$0.05	$(0.04)	$0.10	$(0.07)
Net Income	$0.36	$0.46	$0.54	$0.90 *

Weighted average common shares outstanding - Diluted	15,942	15,904	15,939	15,894

* Difference due to rounding.

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	September 30, 2004	March 31, 2004
Assets
Cash	$6,241	$6,766
Accounts Receivable, net	119,005	122,273
Inventory	214,235	206,751
Assets held for sale	31,293	28,296
Income Tax Refund Receivable	4,339	8,829
Prepaid Expenses and Other	4,945	3,801
Current Assets	380,058	376,716

Property and Equipment, net	243,944	248,626
Goodwill	267,937	267,621
Intangible Assets, net	25,375	27,514
Other	16,070	15,371

Total Assets	$933,384	$935,848

Liabilities & Stockholders’ Equity

Accounts Payable	$52,852	$55,259
Accrued Expenses	50,871	49,771
Liabilities related to assets held for sale	11,533	8,809
Income Taxes Payable	3,611	1,533
Deferred Income Taxes	1,444	1,444
Current Portion of Long-Term Debt	4,475	4,884
Current Liabilities	124,786	121,700

Long-Term Debt, less current portion	206,221	220,963
Deferred Income Taxes and Other	78,350	78,069

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,027,324 shares issued	16	16
Capital in excess of par value	259,330	259,322
Treasury Stock, at cost, 167,260 shares	(3,879)	(4,152)
Accumulated other comprehensive income	1,507	1,408
Retained earnings	267,053	258,522
Total Stockholders’ Equity	524,027	515,116

Total Liabilities and Stockholders’ Equity	$933,384	$935,848

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

SEGMENT DATA

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003

Net Sales:
Aerospace Systems	$122,090	$98,944	$241,506	$193,598
Aftermarket Services	42,421	35,212	82,162	67,347
Other	7,467	12,201	15,197	26,966
Elimination of inter-segment sales	(1,998)	(1,241)	(3,532)	(2,166)
	$169,980	$145,116	$335,333	$285,745

Operating Income (Expense):
Aerospace Systems	$14,600	$11,563	$25,909	$23,205
Aftermarket Services	2,295	3,879	3,561	6,844
Other	(3,780)	(426)	(6,933)	2,083
Corporate	(3,235)	(2,913)	(6,210)	(5,356)
	$9,880	$12,103	$16,327	$26,776

Depreciation and Amortization:
Aerospace Systems	$4,640	$3,831	$9,337	$7,407
Aftermarket Services	2,092	1,878	4,163	3,762
Other	745	892	1,505	1,878
Corporate	32	31	75	64
	$7,509	$6,632	$15,080	$13,111

Capital Expenditures:
Aerospace Systems	$5,814	$4,564	$7,874	$10,377
Aftermarket Services	1,015	1,010	1,896	2,287
Other	17	1,403	24	1,500
Corporate	8	29	34	53
	$6,854	$7,006	$9,828	$14,217

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended September 30, 2004 was $17.4 million with a margin of 10.2%. EBITDA for the three months ended September 30, 2003 was $18.7 million with a margin of 12.9%. EBITDA for the six months ended September 30, 2004 was $31.4 million with a margin of 9.4%.  EBITDA for the six months ended September 30, 2003 was $39.9 million with a margin of 14.0%.

Management believes that EBITDA provides investors with an important perspective on the current underlying performance of the business by identifying non-cash expenses, interest and taxes included in income from continuing operations.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$4,895	$7,916	$7,000	$15,553

Add-back:
Income Tax Expense	1,775	1,245	2,860	5,448
Interest Expense and Other	3,210	2,942	6,467	5,775
Depreciation and Amortization	7,509	6,632	15,080	13,111

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$17,389	$18,735	$31,407	$39,887

Net Sales	$169,980	$145,116	$335,333	$285,745

EBITDA Margin	10.2%	12.9%	9.4%	14.0%

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